Exhibit 5.1

[WEC Energy Group, Inc. Letterhead]

October 19, 2020

WEC Energy Group, Inc.

231 West Michigan Street

Milwaukee, WI 53203

Re:       Stock Plus Investment Plan

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by WEC Energy Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of 2,500,000 shares (the “Shares”) of the Company's Common Stock, $.01 par value (“Common Stock”), for sale under the Company's Stock Plus Investment Plan, as amended (the “Plan”). As disclosed in the Prospectus contained in the Registration Statement (the “Prospectus”), Common Stock purchases by the administrator of the Plan will either be made in the open market, in privately negotiated transactions or directly from the Company in the form of authorized but unissued or treasury shares.

I am the Director – Legal Services – Corporate and Finance for the Company. This opinion is being furnished to be filed as an exhibit to the Registration Statement. In furnishing such opinion, I have examined (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan, as set forth in the Prospectus; (iv) the corporate proceedings relating to the adoption and amendment of the Plan and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such matters of law as I have deemed necessary in order to render this opinion.

Based upon and subject to the foregoing, and subject to the other qualifications and limitations set forth herein, I am of the opinion that the Shares sold under the Plan have been validly authorized and will, when issued (as to any such Shares which are original issuance or treasury shares) and paid for in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable by the Company.

I am a member of the bar of the State of Wisconsin and I do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to my name and this opinion under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC. This opinion letter may not be relied upon, furnished or quoted by you for any other purpose.

Very truly yours,

/s/ Joshua M. Erickson

Joshua M. Erickson
Director – Legal Services – Corporate and Finance
WEC Energy Group, Inc.